Exhibit 10.26
Piedmont Natural Gas Company, Inc.
Restricted Stock Award Agreement
Piedmont Natural Gas Company, Inc. hereby grants you, Thomas E. Skains (the “Employee”), a grant of time-vested restricted stock pursuant to and subject to the provisions of the Piedmont Natural Gas Company, Inc. Incentive Compensation Plan (the “Plan”) and to the terms and conditions set forth on the following pages. The intention of this grant is to support the Company’s strategy to retain the current Chairman, President and Chief Executive Officer. This grant of restricted stock is not intended to replace any current benefit or incentive programs in which the Employee currently participates.
The date of this Restricted Stock Award Agreement (this “Agreement”) is September 1, 2006 (the “Grant Date”).
The initial grant of Restricted Stock is 65,000 shares of Common Stock of the Company (the “Shares”).
The Shares shall vest and no longer be subject to forfeiture or restriction in accordance with the following schedule:

Year	Number of Vested Shares
September 1, 2007	0
September 1, 2008	0
September 1, 2009	13,000
September 1, 2010	19,500
September 1, 2011	32,500
During the period when the Shares are not vested (the “Vesting Period”) but prior to vesting or forfeiture of the Shares, any dividends paid on the Shares will be accrued and converted into additional Shares which additional Shares will be subject to the same restrictions on transferability and forfeitability as the original Shares with respect to which they were distributed.
Your signature below indicates your agreement and understanding to the terms and conditions of this Agreement.

Piedmont Natural Gas Company, Inc.	Employee

/s/ John W. Harris	/s/ Thomas E. Skains

John W. Harris	Thomas E. Skains
Chair, Compensation Committee	Chairman, President and CEO
Board of Directors

TERMS AND CONDITIONS OF RESTRICTED STOCK GRANT
1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Plan.
2. Grant. The Company hereby grants to the Employee, subject to all of the terms and conditions set forth in the Plan and in this Agreement, the Shares indicated on Page 1.
3. Shares Held in Escrow. As of the Grant Date, the Shares will be issued in the name of the Employee and held by the Secretary of the Company as escrow agent (the “Escrow Agent”), and will not be sold, transferred or otherwise disposed of, and will not be pledged or otherwise hypothecated until the Shares are vested in accordance with this Agreement. The Company may instruct the transfer agent for its Common Stock to place a legend on the certificates representing the Shares or otherwise note its record as to the restrictions on transfer set forth in this Agreement. Subject to Section 15, at the time the Shares have vested and all other terms and conditions in this Agreement have been satisfied, the certificate or certificates representing such Shares will be delivered by the Escrow Agent to the Employee.
4. Vesting Schedule. As of the Grant Date, the Shares shall be “Unvested Shares” and fully forfeitable. Except as provided in Section 5, and subject to Section 6, the Unvested Shares shall become “Vested Shares” in accordance with the vesting schedule specified on page 1. Vesting actually will occur only if the Company or a Subsidiary employs the Employee through the applicable vesting date.
5. Board Discretion on Vesting. The Board, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the Unvested Shares at any time. If so accelerated, such Shares will be considered as having vested as of the date specified by the Board.
6. Forfeiture. Notwithstanding any contrary provision of this Agreement, if the Employee’s employment with the Company terminates for any reason prior to the Unvested Shares becoming Vested Shares in accordance with Section 4 or Section 5, Employee shall forfeit all of Employee’s right, title and interest in and to the Unvested Shares as of the date of Employee’s termination of employment, and such Unvested Shares shall automatically revert to the Company at no cost to the Company immediately following the event of forfeiture. The Employee hereby appoints the Escrow Agent with full power of substitution, as the Employee’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of the Employee to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate or certificates evidencing such Unvested Shares to the Company upon such forfeiture.
7. Death of Employee. Any distribution or delivery to be made to the Employee under this Agreement will, if the Employee is then deceased, be made to the Employee’s designated beneficiary, or if no beneficiary survives the Employee, to the administrator or executor of the Employee’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
8. Payment and Withholding of Taxes. Notwithstanding any contrary provision of this Agreement, no certificate representing the Shares may be released from the escrow established pursuant to Section 3 unless and until satisfactory arrangements (as determined by the Committee) have been made by the Employee with respect to the payment of income and employment taxes which the Company determines must be withheld with respect to such Shares. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit the Employee to satisfy such tax withholding obligation, in whole or in part by (a) electing to have the Company withhold otherwise deliverable Vested Shares, or (b) delivering to the Company already vested and owned shares of Company stock having a Fair Market Value equal to the minimum amount required to be withheld.
9. Rights as Stockholder. The Employee, as beneficial owner of the Shares, shall have all of the rights and privileges of a stockholder of the Company in respect of any Shares deliverable hereunder at the time certificates representing such Shares have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee or the Escrow Agent. During the Vesting Period, any dividends paid on the Shares shall be treated as described on the first page of this Agreement.
10. No Effect on Employment. The Employee’s employment with the Company and its Subsidiaries is on an at-will basis only. Accordingly, the terms of the Employee’s employment with the Company and its Subsidiaries will be determined from time to time by the Company or the Subsidiary employing the Employee (as the case may be), and the Company or the Subsidiary will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Employee at any time for any reason whatsoever, with or without good cause, subject to the terms of the employment agreement between the Employee and the Company dated December 1, 1999.
11. Changes in Shares. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, share combination, or other change in the corporate structure of the Company that affects the Shares, the Shares will be increased, reduced or otherwise changed to the extent the Board deems any such change necessary or appropriate to put the Employee in the same economic position as he was in immediately before such event. If the Employee receives rights or warrants with respect to any Shares, such rights or warrants may be held or exercised by the Employee, provided that until such exercise any such rights or warrants and after such exercise any shares or other securities acquired by the exercise of such rights or warrants will be considered to be Shares and will be subject to all of the conditions and restrictions applicable to Shares pursuant to this Agreement.
12. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of Vice President — General Counsel, Corporate Secretary and Chief Compliance Officer at Piedmont Natural Gas Company, Inc., 4720 Piedmont Row Drive, Charlotte, NC 28210, or at such other address as the Company may hereafter designate in writing.

13. Grant is Not Transferable. Except to the limited extent provided in Section 7 above, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
14. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
15. Additional Conditions to Release from Escrow. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the release of such Shares from the escrow established pursuant to Section 3, such release will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements to any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.
16. Committee Authority. The Compensation Committee of the Board, with approval from the Board, will have the power and discretion to interpret this Agreement and to adopt such rules for the administration, interpretation and application of the Agreement as are consistent herewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the Employee, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement.
17. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
18. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
19. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement can be made only in an express written contract executed by a duly authorized officer of the Company.

20. Notice of Governing Law. Except to the extent superceded by the laws of the United States, this Agreement will be governed by, and construed in accordance with, the laws of the State of North Carolina without regard to principles of conflict of laws.
21. Additional Actions. The parties will execute such further instruments and take such further action as may reasonably be necessary to carry out the intent of this Agreement.